EXHIBIT 99.5

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER

ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer. Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

	FOR THIS TYPE OF ACCOUNT:	GIVE THE SOCIAL SECURITY FOR THIS NUMBER OF:
1.	Individual	The individual

2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)

3.	Husband and wife (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)

4.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)

5.	Adult and minor (joint account)	The adult or, if the minor is the only contributor, the minor (1)

6.	Account in the name of guardian or committee for a designated ward, minor, or incompetent person	The ward, minor, or incompetent person (3)

7.	a. The usual revocable savings trust account (grantor is also trustee) b. So-called trust account that is not a legal or valid trust under state law	The grantor-trustee (1) The actual owner (1)

8.	Sole proprietorship or single-owner LLC	The owner (4)

9.	A valid trust, estate or pension trust	The legal entity (do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.) (5)

10.	Corporate or LLC electing corporate status on Form 8832	The corporation

11.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

12.	Partnership account held in the name of the business	The partnership

13.	A broker or registered nominee	The broker or nominee

14.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	Circle the ward’s, minor’s or incompetent person’s name and furnish such person’s social security number.
(4)	Show the name of the owner. You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or employer identification number (if you have one).
(5)	List first and circle the name of the legal trust, estate or pension trust.
(6)	For an LLC that is disregarded as an entity separate from its owner, you must show the owner’s name, but you may also enter the LLC’s name. Use the owner’s TIN.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.